EXHIBIT 99.1

IZEA Reports Q4 and FY2019 Financial Results

ORLANDO, FL (March 30, 2020) - IZEA Worldwide, Inc. (NASDAQ: IZEA), operator of IZEAx, the premier online marketplace connecting brands and publishers with influential content creators, reported its financial and operational results for the fourth quarter and full year ended December 31, 2019.

Q4 2019 Financial Summary Compared to Q4 2018

•	Total revenue down 8% to $5.8 million, compared to $6.3 million.

•	Managed Services revenue increased 2% to $5.0 million, compared to $4.9 million.

•	SaaS Services revenue decreased 43% to $777,000, compared to $1.4 million.

•	Total Gross Billings* decreased 30% to $7.8 million, compared to $11.1 million.

•	Total costs and expenses were $8.1 million, compared to $6.8 million.

•	Net loss was $2.3 million, compared to a net loss of $693,000.

•	Adjusted EBITDA* was $(1.3) million, compared to $23,000.

FY2019 Financial Summary Compared to FY2018

•	Total revenue down 6% to $18.9 million, compared to $20.1 million.

•	Managed Services revenue decreased 12% to $15.4 million, compared to $17.6 million.

•	SaaS Services revenue increased 39% to $3.4 million, compared to $2.4 million.

•	Total Gross Billings* decreased 3% to $29.0 million, compared to $30.0 million.

•	Total costs and expenses were $26.1 million, compared to $25.5 million.

•	Net loss was $7.3 million, compared to $5.7 million.

•	Adjusted EBITDA* was $(4.7) million, compared to $(3.6) million.

FY2019 Operational Highlights

•	Completed $10M Public Offering.

•	Launched IZEAx Discovery Self-Service.

•	Launched IZEAx 3.0 Unity Suite.

•	Released Pinterest and YouTube support in VizSearch.

•	Joined Forces with IRI to Launch InfluenceImpact.

•	Beta Launch of BrandGraph Social Intelligence Platform.

•	Recognized as a Top 100 Employer by the Orlando Sentinel for the 4th year running.

* Total Gross Billings and Adjusted EBITDA are non-GAAP financial measures. Refer to the definitions and reconciliations of these measures under “Use of Non-GAAP Financial Measures”.

Management Commentary
“2019 was a transitional year for our company as we integrated TapInfluence and shuttered the eByline technology platform,” said Ted Murphy, IZEA’s Chairman and CEO. “Following our capital raise in Q2 2019, we began making investments in sales, marketing, and engineering to support our growth initiatives. Those investments translated to the start of a topline rebound in Q4 of last year, with Managed Services bookings up 22% year over year and revenue up 17% in the second half of 2019 as compared to the first half of 2019. In addition to the strong Q4 Managed Services bookings growth, we also saw meaningful increases in efficiency. Our revenue per Managed Services salesperson increased approximately 25% for the fiscal year 2019 compared to fiscal year 2018.”
“While churn of certain TapInfluence customers and our SaaS pricing model revisions did have an impact on overall SaaS revenue, our total number of SaaS customers licensing our IZEAx technology hit another record high in December 2019. With TapInfluence completely integrated into IZEAx and shuttered in Q1 2020, and all customer transitions complete, we can focus our efforts on IZEAx and BrandGraph. We are cautiously bullish on IZEAx licensing in 2020 despite the current challenges surrounding COVID-19. Total fees under contract by licensees of

IZEAx in 2020 are already 40% greater than all IZEAx license fees collected in 2019, partly due to the transition of TapInfluence customers into IZEAx as their contracts renewed.”
“We are still digging out from the overall decline in SaaS licensing and marketplace revenue related to TapInfluence customer churn and lower marketplace spend levels from remaining customers, but our software customer foundation built upon IZEAx appears to be strong,” continued Murphy. “Customers have been renewing their licenses the past two weeks, even after the Coronavirus outbreak started to more broadly impact the world. Monthly recurring revenue, or revenue from multi-period licenses, for IZEAx, hit a new all-time high in March 2020. We view these renewals as strong evidence of the underlying value of IZEAx. In a time of global panic akin to wartime - when spending is greatly reduced and marketing budgets are receding - a number of our customers are renewing 12 month commitments for our software. The total count of new IZEAx Unity Suite customers added in Q1 2020 is up 85% from Q4 2019.”

Coronavirus Impacts
IZEA’s leadership is currently assessing the landscape for our company following the global Coronavirus pandemic and the issuance of “Stay-at-Home” orders by state and local governments. The health and safety of our employees is our number one concern. On March 13th, we took proactive measures to protect our workforce by instituting an immediate work-from-home policy for all employees, in advance of government directives. Team IZEA was already geographically dispersed and accustomed to virtual interaction with customers and co-workers. Our infrastructure has been designed to allow IZEAns to work from anywhere with an Internet connection, and our business continuity plan has been tested through multiple natural disasters over the past few years.

Management believes there will be near term implications for IZEA’s top line revenue, which could decline if the macroeconomic climate worsens over time. We are seeing delays across most industries in new contractual commitments as legal, finance, and marketing teams at large organizations scramble to regain their footing and develop plans for the road ahead.

We must assume a slowdown in both bookings and revenue recognition for the foreseeable future and we are taking measures to lessen the impact on IZEA. IZEA was already in a process of optimizing our operating expenses prior to the COVID-19 outbreak. We have seen a material decrease in hosting costs through IZEAx platform refactoring and the TapInfluence platform shutdown, and we consolidated some departments and managerial positions to streamline operations, in Q1 2020. However, the current pandemic will necessitate accelerating more rigid cost control initiatives.

Some of the immediate measures we have already taken include:

•	Hiring freeze and employee reductions

•	Reduction or elimination of contractors and vendors

•	Freeze on all travel and entertainment expenses

•	Reduction and shift in marketing spend

Given the uncertainty related to stay-at-home orders and our ability to work and collaborate remotely, we are looking at multiple options we have available to us when the lease for our headquarters in Orlando expires at the end of April 2020, including extended work-from-home initiatives and short-term flexible office space. We have also made the decision to vacate and cancel the various co-working facilities our team members use around the country as our short-term leases for these facilities expire in the next one to six months. We will use this opportunity to re-evaluate our structure and negotiate lower cost contractual commitments for our locations, as needed, moving forward.

In addition to cost control measures, we have proactively bolstered our available cash by tapping a portion of our credit line. We will likely take advantage of additional draws from the line in the future to maintain a strong cash position. IZEA will also be exploring eligibility for government-provided small business disruption loans under the CARES Act and we intend to take advantage of these programs, if approved, to strengthen our cash position to be able to retain the employees needed to sustain our operations and provide quality service to our customers.

Q4 2019 Financial Results
Revenue in the fourth quarter of 2019 decreased 8% to $5.8 million compared to $6.3 million in the corresponding quarter of 2018. The decrease was due to the decrease in SaaS licensing and marketplace revenue related to TapInfluence customer churn and lower spend levels from the remaining customers.

Total costs and expenses in the fourth quarter of 2019 were $8.1 million compared to $6.8 million in the corresponding quarter of 2018. This increase was primarily due to our investment of over $536,000 in sales personnel and marketing spend to generate future revenue. We also incurred a $418,000 impairment loss on certain software technology intangible assets due to the phase out of the TapInfluence and Ebyline technology platforms after migration into IZEAx.

Net loss in the fourth quarter of 2019 was $2.3 million or $(0.07) per share, as compared to a net loss of $693,000 or $(0.06) per share in the corresponding quarter of 2018.

Adjusted EBITDA (a non-GAAP measure management uses as a proxy for operating cash flow, as defined below) in the fourth quarter of 2019 was $(1.3) million compared to $23,000 in the corresponding quarter of 2018. Adjusted EBITDA as a percentage of revenue in the fourth quarter of 2019 was (22%) compared to just above break-even in the corresponding quarter of 2018.

Cash and cash equivalents at December 31, 2019 totaled $5.9 million. At the end of the quarter the Company was not using any of its $5.0 million credit line.

Full Year 2019 Financial Results
Revenue for the twelve months ended December 31, 2019 decreased by $1.2 million, or approximately 6%, compared to the same period in 2018. The decrease was due to a 22% decrease in our front-line sales personnel as a result of attrition and cash constraints at the end of 2018 through our capital raise in May 2019. The decrease in salesperson headcount resulted in lower bookings and revenue in the first three quarters of 2019.

Total costs and expenses were $26.1 million in 2019 and $25.5 million in 2018. The increase was primarily attributable to the impairment charge and increases in consulting costs and marketing spend.

Net loss in 2019 was $7.3 million or $(0.29) per share, compared to a net loss of $5.7 million or $(0.67) per share in 2018. The increase in net loss was impacted by the factors discussed previously.

Adjusted EBITDA was $(4.7) million in 2019 compared to $(3.6) million in 2018. Adjusted EBITDA as a percentage of revenue was (25%) in 2019 compared to (18%) in 2018.

Conference Call
IZEA will hold a conference call to discuss its fourth quarter and full year 2019 results on Monday, March 30 at 5:00 p.m. Eastern time. Management will host the call, followed by a question and answer period.

Date: Monday, March 30, 2020
Time: 5:00 p.m. Eastern time
Toll-free dial-in number: 1-877-407-4018
International dial-in number: 1-201-689-8471

The conference call will be webcast live and available for replay via the investors section of the company’s website at https://izea.com/. Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. A replay of the call will be available after 8:00 p.m. Eastern time on the same day through April 6, 2020.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 13700394

About IZEA Worldwide, Inc.

IZEA Worldwide, Inc. (“IZEA”) operates online platforms that connect marketers with content creators. IZEA platforms automate influencer marketing and custom content development, allowing brands and agencies to scale their marketing programs. IZEA influencers include everyday creators, as well as celebrities and accredited journalists. Creators are compensated for producing unique content such as long and short form text, videos, photos, status updates and illustrations for marketers or distributing such content on behalf of marketers through their personal websites, blogs and social media channels. Marketers receive influential content and engaging, shareable stories that drive awareness. For more information about IZEA, visit https://izea.com/.

Use of Non-GAAP Financial Measures

We define gross billings, a non-GAAP financial measure, as the total dollar value of the amounts earned from our customers for the services we performed, or the amounts charged to our customers for their self-service purchase of goods and services on our platforms. Gross billings for Legacy Workflow and Marketplace Spend (which are included in SaaS Services) differs from revenue for these services reported in our consolidated statements of operations, which is presented net of the amounts we pay to the third-party creators providing the content or sponsorship services. Gross billings for all other revenue equals the revenue reported in our consolidated statements of operations.

We consider this metric to be an important indicator of our performance as it measures the total dollar volume of transactions generated through our marketplaces. Tracking gross billings allows us to monitor the percentage of gross billings that we are able to retain after payments to our creators. Because we invoice our customers on a gross basis, tracking gross billings is critical as it pertains to our credit risk and cash flow.

“EBITDA” is a non-GAAP financial measure under the rules of the Securities and Exchange Commission. EBITDA is commonly defined as "earnings before interest, taxes, depreciation and amortization." IZEA defines “Adjusted EBITDA,” also a non-GAAP financial measure, as earnings or loss before interest, taxes, depreciation and amortization, non-cash stock related compensation, gain or loss on asset disposals or impairment, changes in acquisition cost estimates, and certain other non-cash income and expense items such as gains or losses on settlement of liabilities and exchanges, and changes in fair value of derivatives, if applicable.

We believe that Adjusted EBITDA provides useful information to investors as they exclude transactions not related to the core cash operating business activities including non-cash transactions. We believe that excluding these transactions allows investors to meaningfully trend and analyze the performance of our core cash operations.

All companies do not calculate gross billings and Adjusted EBITDA in the same manner. These metrics as presented by IZEA may not be comparable to those presented by other companies. Moreover, these metrics have limitations as analytical tools, and you should not consider them in isolation or as a substitute for an analysis of our results of operations as reported under GAAP. A reconciliation of GAAP to non-GAAP results is included in the financial tables included in this press release.

Safe Harbor Statement
All statements in this release that are not based on historical fact are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as “may,” “will,” “would,” “could,” “should,” “expects,” “anticipates,” "anticipates," “estimates,” “believes,” “intends,” "likely," "projects," “plans,” "pursue," "strategy" or "future," or the negative of these words or other words or expressions of similar meaning. Examples of forward-looking statements include, among others, statements we make regarding expectations concerning IZEA’s ability to increase revenue and improve Adjusted EBITDA, expectations with respect to operational efficiency, and expectations concerning IZEA’s business strategy. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including, among others, the following: our ability to raise additional funding needed to fund our business operation in the future, uncertainty relating to the effects of COVID-19, competitive conditions in the content and social sponsorship segment in which IZEA operates; failure to popularize the IZEAx marketplace platform; inability to finance growth initiatives in a timely manner; our ability to satisfy the requirements for continued listing of our common stock on the Nasdaq Capital Market; changing economic conditions that are less favorable than expected; and other risks and uncertainties described in IZEA’s periodic reports filed with the Securities and Exchange Commission. The forward-looking statements made in this release speak only as of the date of this release, and IZEA assumes no obligation to update any such forward-looking statements to reflect actual results or changes in expectations, except as otherwise required by law.

Press Contact
Martin Smith
IZEA Worldwide, Inc.
Phone: 407-674-6911
Email: ir@izea.com

IZEA Worldwide, Inc.
Consolidated Balance Sheets

	December 31, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$5,884,629	$1,968,403
Accounts receivable, net	5,596,719	7,071,815
Prepaid expenses	400,181	527,968
Other current assets	153,031	39,203
Total current assets	12,034,560	9,607,389

Property and equipment, net	309,780	272,239
Goodwill	8,316,722	8,316,722
Intangible assets, net	1,611,516	3,149,949
Software development costs, net	1,519,980	1,428,604
Security deposits	151,803	143,174
Total assets	$23,944,361	$22,918,077

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,252,536	$2,618,103
Accrued expenses	1,377,556	1,968,589
Contract liabilities	6,466,766	4,957,869
Line of credit	—	1,526,288
Right-of-use liability	83,807	—
Deferred rent	—	17,420
Acquisition costs payable	—	4,611,493
Total current liabilities	10,180,665	15,699,762

Finance obligation, less current portion	45,673	—
Total liabilities	10,226,338	15,699,762

Commitments and Contingencies	—	—

Stockholders’ equity:
Preferred stock; $.0001 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock; $.0001 par value; 200,000,000 shares authorized; 34,634,172 and 12,075,708, respectively, issued and outstanding	3,464	1,208
Additional paid-in capital	74,099,328	60,311,756
Accumulated deficit	(60,384,769)	(53,094,649)
Total stockholders’ equity	13,718,023	7,218,315

Total liabilities and stockholders’ equity	$23,944,361	$22,918,077

IZEA Worldwide, Inc.
Consolidated Statements of Operations

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Revenue	$5,826,966	$6,301,353	$18,955,672	$20,099,695

Costs and expenses:
Cost of revenue (exclusive of amortization)	2,700,116	2,551,249	8,521,353	9,042,155
Sales and marketing	2,002,189	1,418,863	6,240,263	6,484,320
General and administrative	3,014,646	2,398,101	9,611,131	8,683,911
Depreciation and amortization	433,206	451,539	1,750,629	1,298,359
Total costs and expenses	8,150,157	6,819,752	26,123,376	25,508,745

Loss from operations	(2,323,191)	(518,399)	(7,167,704)	(5,409,050)

Other income (expense):
Interest expense	9,281	(122,307)	(233,654)	(269,473)
Change in fair value of derivatives, net	—	—	—	(11,794)
Other income (expense), net	19,791	(51,997)	111,238	(28,090)
Total other income (expense), net	29,072	(174,304)	(122,416)	(309,357)

Net loss	$(2,294,119)	$(692,703)	$(7,290,120)	$(5,718,407)

Weighted average common shares outstanding – basic and diluted	34,532,361	12,070,585	25,516,573	8,541,725
Basic and diluted loss per common share	$(0.07)	$(0.06)	$(0.29)	$(0.67)

Revenue Details:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Managed Services Revenue	$5,015,956	$4,933,175	$15,432,868	$17,594,124

Legacy Workflow Fees	20,328	51,179	156,119	216,173
Marketplace Spend Fees	315,232	692,117	1,270,560	1,080,609
License Fees	441,063	612,980	1,986,285	1,151,242
SaaS Services Revenue	776,623	1,356,276	3,412,964	2,448,024

Other Revenue	34,387	11,902	109,840	57,547
Total Revenue	$5,826,966	$6,301,353	$18,955,672	$20,099,695

IZEA Worldwide, Inc.
Reconciliation of GAAP Net loss to Non-GAAP Adjusted EBITDA

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Net loss	$(2,294,119)	$(692,703)	$(7,290,120)	$(5,718,407)
Non-cash stock-based compensation	136,580	112,651	634,651	580,693
Non-cash stock issued for payment of services	29,161	31,266	141,665	125,000
Change in fair value of derivatives	—	—	—	11,794
Gain on settlement of acquisition costs payable	—	—	(602,410)	(84,938)
Increase (decrease) in value of acquisition costs payable	—	2,667	6,222	(615,845)
Legal expense accrual	—	—	—	500,000
Interest expense	(9,281)	122,307	233,654	269,473
Depreciation and amortization	433,206	451,539	1,750,629	1,298,359
Impairment on intangible assets	418,099	—	418,099	—
Other non-cash items	(5,117)	(5,086)	18,786	156
Adjusted EBITDA	$(1,291,471)	$22,641	$(4,688,824)	$(3,633,715)

Revenue	$5,826,966	$6,301,353	$18,955,672	$20,099,695
Adjusted EBITDA as a % of Revenue	(22)%	—%	(25)%	(18)%

IZEA Worldwide, Inc.
Non-GAAP Reconciliations

Reconciliation of GAAP revenue to Non-GAAP gross billings:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Revenue	$5,826,966	$6,301,353	$18,955,672	$20,099,695
Plus payments made to third-party creators (1)	2,014,685	4,847,620	9,993,763	9,879,495
Gross billings	$7,841,651	$11,148,973	$28,949,435	$29,979,190

(1)	Payments made to third-party creators for the Legacy Workflow and Marketplace Spend components of our revenue reported on a net basis for GAAP.

Gross billings by revenue type:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Managed Services Gross Billings	$5,015,956	$4,933,175	$15,432,868	$17,594,124

Legacy Workflow Fees	284,494	712,669	2,155,550	3,048,503
Marketplace Spend Fees	2,065,751	4,878,247	9,264,892	8,127,774
License Fees	441,063	612,980	1,986,285	1,151,242
SaaS Services Gross Billings	2,791,308	6,203,896	13,406,727	12,327,519

Other Revenue	34,387	11,902	109,840	57,547
Total Gross Billings	$7,841,651	$11,148,973	$28,949,435	$29,979,190